Exhibit 99.1
ADVENTRX ANNOUNCES 2006 FIRST QUARTER FINANCIAL RESULTS
SAN DIEGO — May 10, 2006 — ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced financial results for the three months ended March 31, 2006.
First Quarter 2006 Financial Review
Research and development expenses for the first quarter of 2006 were $2.5 million, versus $1.7 million for the first quarter of 2005. This increase was due primarily to increased costs of the Company’s Phase IIb clinical trial as patient enrollment crossed the 50% threshold as well as increased personnel costs due to new hires.
General and administrative expenses for the 2006 first quarter were $1.7 million, compared with $1.2 million for the same period in 2005. This increase is due primarily to employee and non-employee stock-based compensation charges and continuing SOX 404 compliance costs.
Warrant expense for the first quarter 2006 was $17.0 million. This non-cash expense is related to the valuation of warrants that were issued in conjunction with a financing in July 2005. Accounting rules require the re-measurement of this non-cash expense at the end of each quarter.
For the three months ended March 31, 2006, net loss was $21.0 million, or $0.31 per share, compared with a net loss of $2.8 million, or $0.05 per share, for the same period in 2005. Pro-forma net loss excluding warrant non-cash expense of $17.0 million was $4.0 million, or $0.06 per share.
ADVENTRX reported cash, cash equivalents and short-term investments of approximately $22.0 million as of March 31, 2006, compared with $10.5 million as of March 31, 2005.
“The first quarter of 2006 was one of continued progress for ADVENTRX,” said Evan M. Levine, ADVENTRX president and chief executive officer. “In January at the ASCO GI Cancers Conference we announced results from our CoFactor® Phase II clinical trial, from an independent radiology assessment showing 35% tumor response and 85% overall clinical benefit in metastatic colorectal cancer patients treated first-line with CoFactor plus 5-fluorouracil (5-FU). We also reported no grade 3 or 4 drug-related toxicities and time-to-tumor progression of 163 days in the Phase II trial. We were very pleased with these results that give us added confidence as we move forward with the CoFactor Phase III clinical trial which is planned to begin in Q2 this year. During Q1 we also announced that our CoFactor Phase IIb trial had surpassed the 50% enrollment milestone at clinical sites in Europe and India and that we were planning an additional CoFactor clinical trial in third-line treatment of breast cancer.”
“In the infectious diseases arena, we announced that our antiviral drug, Thiovir demonstrated activity against influenza A and a chimeric H5N1 avian influenza virus in preclinical tests. Full results from these and other preclinical tests using Thiovir against other viruses will be presented in June at the 14th International Symposium on HIV and Emerging Infectious Diseases. We presented results in March showing Thiovir synergy with zidovudine or AZT suggesting that this combination may require lower dosages of each drug when used in combination, without additional toxicity. We currently plan to file an investigational new drug application (IND) for Thiovir in the third quarter of this year to conduct a Phase I/II clinical trial in HIV/AIDS patients.“
“Positive preclinical results were presented at the annual AACR meeting showing reduced vein toxicity, edema and erythema from our novel vinorelbine emulsion drug (ANX-530) compared with the reference vinorelbine drug following repeated intravenous injections. We currently plan to file an IND for ANX-530 in Q3 of this year.”
“Finally and importantly, at the beginning of Q2 2006, we announced a definitive merger agreement with SD Pharmaceuticals (SD Pharma) in a deal that closed in April. The acquisition of SD Pharma gives us world rights, excluding rights in China, Hong Kong, Macau and Taiwan, to eight cancer and infectious disease compounds. We believe many of these compounds will qualify for bioequivalency development paths under section 505(b)(2) of the Federal Food, Drug & Cosmetic Act and will create numerous near-term growth opportunities for our organization.”

About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing treatments for cancer and infectious diseases that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward-Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances which occur after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866
[Tables to Follow]

ADVENTRX PHARMACEUTICALS, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations

	Three months ended March 31,
	2006	2005
Interest income	$236,527	$37,322

Operating expenses:
Research and development	2,483,858	1,704,797
General and administrative	1,735,172	1,150,033
Depreciation and amortization	37,113	27,126
Interest expense	—	300

Total operating expenses	4,256,143	2,882,256

Loss from operations	(4,019,616)	(2,844,934)

Gain (loss) on fair value of warrants	(17,027,065)	—

Net loss	$(21,046,681)	$(2,844,934)

Loss per common share – basic and diluted	$(0.31)	$(0.05)

Weighted average shares outstanding- basic and diluted	67,976,352	53,967,933

ADVENTRX PHARMACEUTICALS, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$16,819,293	$14,634,618
Accrued interest income	13,773	10,214
Prepaid expenses	291,052	255,802
Short-term investments	5,194,703	7,958,458

Total current assets	22,318,821	22,859,092
Property and equipment, net	389,102	407,544
Other assets	335,554	355,137

Total assets	$23,043,477	$23,621,773

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	694,363	593,228
Accrued liabilities	1,276,202	930,274
Accrued salary and related taxes	237,868	173,398
Warrant liability	46,723,476	29,696,411

Total current liabilities	48,931,909	31,393,311
Other long-term liabilities	57,078	57,078

Total liabilities	48,988,987	31,450,389
Committments and contingencies	—	—
Temporary equity:
Common stock subject to continuing registration, $.001 par value; 10,810,809 shares issued and outstanding	—	—
Shareholders’ equity/(deficit):
Common stock, $0.001 par value; authorized 200,000,000, issued 58,317,667 in 2006 and 56,529,388 shares in 2005	69,152	67,364
Additional paid-in capital	55,034,292	52,105,329
Deficit accumulated during the development stage	(81,011,521)	(59,964,840)
Accumulated other comprehensive gains (losses)	(2,686)	(1,722)
Treasury stock, 23,165 shares at cost	(34,747)	(34,747)

Total shareholders’ equity	(25,945,510)	(7,828,616)

Total liabilities and shareholders’ deficiency	$23,043,477	$23,621,773

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